Exhibit 99.1

PEMSTAR REPORTS FISCAL 2004 FOURTH-QUARTER RESULTS

Sales and Operating Income Strengthen over Prior Year

ROCHESTER, Minn. – May 18, 2004 – PEMSTAR Inc. (Nasdaq: PMTR), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, today reported financial results for its fiscal 2004 fourth quarter and year ended March 31, 2004.

Fourth-quarter fiscal 2004 highlights include:

•	Net sales of $186 million slightly exceed the high end of company guidance of $175 - $185 million.

•	EPS of ($0.04) per share is within prior guidance.

•	Industrial and wireless handset businesses continues to ramp.

•	Company reports operating income versus operating loss a year ago.

Summary of Financial Results

(In thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2004	2003	2004	2003
Net sales	$186,050	$166,848	$669,446	$668,175
Operating income (loss)	158	(1,086)	(12,275)	(24,353)
(Loss) before cumulative effect of accounting change	(2,029)	(1,674)	(19,800)	(33,418)
Net (loss)	(2,029)	(1,674)	(19,800)	(38,764)
Diluted (loss) before cumulative effect of accounting change per common share	$(0.04)	$(0.04)	$(0.47)	$(0.90)
Diluted (loss) per common share	$(0.04)	$(0.04)	$(0.47)	$(1.04)

Financial Results

PEMSTAR reported net sales of $186.1 million for the fiscal 2004 fourth quarter, an increase of 11.5 percent, compared to $166.8 million in the prior-year period. The company’s net loss for the fourth quarter was ($2.0 million), or ($0.04) per diluted share, compared to a net loss of ($1.7 million) or ($0.04) per diluted share in the fiscal 2003 fourth quarter. PEMSTAR’s reported fiscal fourth-quarter earnings were in the range of prior guidance while revenues slightly exceeded guidance. This net loss includes certain charges related to restructuring and reserves taken for accounts receivable and inventory that totalled ($2.7 million), or approximately ($0.06) per diluted share.

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Gross profit for the fourth quarter of fiscal 2004 versus the year-earlier period increased to $15.6 million, or 8.4 percent of net sales, from $9.9 million, or 5.9 percent of net sales. This growth stemmed from previous restructuring efforts, increased higher margin sales to new and existing customers and strength in PEMSTAR’s industrial business. This gain was somewhat offset by inventory adjustments, as well as lower-than-anticipated business from a major communications systems customer.

Selling, general and administrative expenses for the fourth quarter of fiscal 2004 increased $4.1 million to $15.2 million from $11.1 million in the year-ago period. This rise was due to: reserves taken to accounts receivable; expenses associated with the ramp of the Austin, Texas operation; commissions associated with the higher sales; increased benefits costs and higher IT costs due to continued world wide IT implementations.

“At the beginning of fiscal 2004, we took decisive actions to restructure the company, aggressively pursue new business, grow our business with existing customers, and improve our financial and operational efficiencies. These efforts are paying off,” said Al Berning, PEMSTAR’s chairman, president and CEO. “Fourth-quarter net sales were at the high end of our expectations—which we are very pleased with, since PEMSTAR is normally affected by seasonality in certain industries, which has historically reduced fourth-quarter sales. Additionally, we again delivered operating income versus an operating loss in the year-ago period.”

Accounts receivable were up $8.3 million in the quarter, with days sales outstanding (DSO) rising to 62 days from 57 days at December 31, 2003. As of March 31, 2004, net inventories of $94.5 million rose from $83.0 million at December 31, 2003, with a turn rate of 7.2 times, versus 8.4 times at December 31, 2003. For the fourth quarter, PEMSTAR’s cash cycle was 54 days, versus 46 days for the December quarter. The ramp of existing and new customers, as well as industrial business strength, slowed PEMSTAR’s cash cycle primarily due to higher accounts receivable and inventories. The low-volume, higher complexity nature of the company’s industrial business increases inventory levels but benefits operating margins.

Debt (debt plus capital leases including, in both cases, current maturities) as of March 31, 2004, was $91.1 million, compared to $89.4 million at December quarter-end. This slight increase was due to higher borrowings from PEMSTAR’s foreign revolving lines of credit to support working capital and expansion requirements. Debt to total capital (debt plus shareholders’ equity) at March 31, 2004, was 35.8 percent, versus 35.1 percent for the December quarter, and net book value was $3.63 per outstanding share, with tangible book value at $2.87 per outstanding share.

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For the fiscal year ended March 31, 2004, net sales were $669.4 million, compared to $668.2 million for fiscal 2003. These amounts include sales of excess inventories totaling $8.4 million and $23.8 million, respectively. PEMSTAR reported a net loss of ($19.8 million), or ($0.47) per diluted share, for fiscal 2004, versus a net loss of ($38.8 million), or ($1.04) per diluted share for fiscal 2003. The fiscal 2004 net loss narrowed significantly from fiscal 2003, with improvements generated from restructuring efforts and higher gross profit from a more diversified, stable customer base, as well as lower inventory and accounts receivable write-offs and the absence of goodwill impairment charges.

Business Update

“Three initiatives—aligning resources with current revenue, continued industry diversification and diligent financial management—fueled progress over the four quarters of fiscal 2004. Opportunities continue to emerge in the marketplace, and we are leveraging our concept to customer solutions business model—from strong engineering services and ODM (Original Design Manufacturer), to worldwide manufacturing and fulfillment—to attract and retain new business,” said Berning. “Looking ahead we see continued growth in our industrial business and strength in wireless handsets.”

During the fourth fiscal quarter, sales to the industrial sector accounted for 40.0 percent of net sales, computing and data storage was 29.9 percent of net sales; communications was 26.2 percent of net sales; and medical was 3.9 percent of net sales.

From a geographic perspective, 64.4 percent of fiscal fourth-quarter net sales were derived from product sold in North and South America, 25.9 percent generated in Asia, and 9.7 percent in Europe.

To better serve European customers’ requirements for lower cost production, PEMSTAR has established a majority ownership in a joint venture start-up of a production facility located in Brasov, Romania. Production is expected to begin in the first quarter of fiscal 2005.

In the fourth quarter, PEMSTAR received a Supplier Performance Award from CIENA(R) Corporation, a leading global provider of innovative network solutions. This marks the second consecutive year that the company received the coveted award, which recognizes the critical role that suppliers play in helping CIENA exceed customers’ expectations.

Recently, PEMSTAR was honored with three prestigious awards for its design of the first fully-integrated cellular phone and personal organizer created exclusively for the visually impaired. The ALVA MPO 5500, co-designed, developed and manufactured by PEMSTAR, received the Belgian SWIFT Prize as well as the GSM Association Award 2004 in Cannes, France. At CeBIT 2004 in Hanover, Germany, the product received the renowned iF Design Award. PEMSTAR’s ODM platform reduced the costs and risks in the research and development stage of the MPO 5500 and, at the same time, shortened the product’s time to market.

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Concluded Berning, “PEMSTAR offers a strong and comprehensive engineering, manufacturing and fulfillment platform, and skilled teams to deploy customer projects. Moreover, we offer our services in virtually every geography around the globe—and that resonates strongly with customers.”

Fiscal 2005 First-Quarter Outlook

The following forward-looking statements are based on current expectations, and today’s economic uncertainties make it difficult to project results going forward. PEMSTAR currently expects net sales in the fiscal 2005 first quarter ending June 30, 2004, of $180 million to $190 million, and net income of $0.00 to $0.04 per diluted share. This compares with net sales of $145.5 million and a net loss of ($0.29) per share for the first quarter of fiscal 2004.

Fiscal Fourth-Quarter Webcast

PEMSTAR will host a live Webcast of its fiscal fourth-quarter earnings conference call Tuesday, May 18, at 4:00 p.m. CT (5:00 ET). Berning, and Greg Lea, executive vice president and chief financial officer, will discuss the company’s fourth-quarter and year-end results. To access the Webcast, go to the investor relations portion of PEMSTAR’s Web site, www.pemstar.com, and click on the Webcast icon. A replay of the Webcast will be available on PEMSTAR’s Web site for one month.

If you do not have access to the Internet and want to listen to an audio replay of the fourth-quarter conference call, phone 800-633-8284 (domestic), or 402-977-9140 (international), access number 21194099. The telephone replay will be available beginning at 6:00 p.m. CT on Tuesday May 18, through 6:00 p.m. CT on Thursday, May 20.

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of global engineering, product design, automation and test, manufacturing and fulfillment services and solutions to customers in the communications, computing and data storage, industrial equipment and medical industries. PEMSTAR provides these services and solutions on a global basis through 15 strategic locations in North America, South America, Asia and Europe. These customer solutions offerings support customers’ products from initial product development and design, through manufacturing to worldwide distribution and aftermarket support.

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This press release may contain “forward-looking” statements. These forward-looking statements, including statements made by Mr. Berning, may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: a continued recession or continued decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integrating acquired businesses; increased competition and other risk factors listed from time to time in PEMSTAR’s Securities and Exchange Commission filings, including but not limited to Exhibit 99 of PEMSTAR’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and PEMSTAR’s quarterly reports on form 10-Q filed with the SEC.

CONTACT:	At PEMSTAR:	At Padilla Speer Beardsley:
	Greg Lea	Marian Briggs/Matt Sullivan
	EVP & CFO	612/455-1700
507/292-6941

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PEMSTAR Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,		Year Ended March 31,
	2004	2003	2004	2003
Net sales	$186,050	$166,848	$669,446	$668,175
Cost of goods sold	170,442	156,944	621,630	637,074

Gross profit	15,608	9,904	47,816	31,101

Selling, general and administrative expenses	15,155	11,124	52,130	51,076
Restructuring costs	295	(134)	7,961	4,249

Operating income (loss)	158	(1,086)	(12,275)	(24,353)

Other expense (income)-net	91	(1,033)	(793)	(558)
Interest expense- net	1,893	1,733	7,815	8,870

(Loss) before income taxes and cumulative effect of accounting change	(1,826)	(1,786)	(19,297)	(32,665)

Income tax expense (benefit)	203	(112)	503	753

(Loss) before cumulative effect of accounting change	(2,029)	(1,674)	(19,800)	(33,418)
Cumulative effect of accounting change	—	—	—	(5,346)

Net loss	$(2,029)	$(1,674)	$(19,800)	$(38,764)

Net loss before cumulative effect of accounting change per common share:
Basic	$(0.04)	$(0.04)	$(0.47)	$(0.90)
Diluted	(0.04)	(0.04)	(0.47)	(0.90)

Net loss per common share:
Basic and diluted	$(0.04)	$(0.04)	$(0.47)	$(1.04)

Shares used in computing net loss per common share:
Basic and diluted	45,119	37,435	42,002	37,133

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PEMSTAR Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	March 31 2004	March 31 2003
Assets
Current assets
Cash and equivalents	$9,792	$32,762
Restricted cash	4	4,268
Accounts receivable, net	127,583	112,316
Recoverable income taxes	1,122	282
Inventories, net	94,482	69,279
Unbilled services	11,547	10,797
Deferred income taxes	64	35
Prepaid expenses and other	14,608	7,474

Total current assets	259,202	237,213

Property, plant and equipment	167,325	148,659
Less accumulated depreciation	(74,204)	(55,459)

	93,121	93,200

Goodwill, net	33,878	33,771
Deferred income taxes	2,177	1,705
Other assets	6,477	6,173

Total assets	$394,855	$372,062

Liabilities and shareholders’ equity
Current liabilities
Cash overdraft	$7,296	$—
Revolving credit facilities and current maturities of long-term debt	68,618	68,297
Current maturities of capital lease obligations	1,769	5,288
Accounts payable	101,694	88,083
Income taxes payable	631	191
Other current liabilities	22,947	22,631

Total current liabilities	202,955	184,490

Long-term debt, less current maturities	8,856	10,276
Capital lease obligations, less current maturities	11,867	12,843
Other liabilities and deferred credits	7,384	4,586

Shareholders’ equity
Common stock, par value $0.01 per share—authorized 150,000 shares, issued and outstanding 45,136 shares at March 31, 2004 and 37,486 shares at March 31, 2003	451	375
Additional paid-in capital	255,153	234,943
Accumulated other comprehensive income (loss)	3,081	(14)
Accumulated deficit	(94,728)	(74,928)
Loans to shareholders	(164)	(509)

	163,793	159,867

Total liabilities and shareholders’ equity	$394,855	$372,062

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